PLS CPA, A PROFESSIONAL CORPORATION
t 4725 MERCURY STREET #210 t SAN DIEGO t CALIFORNIA 92111t
t TELEPHONE (858)722-5953 t FAX (858) 761-0341 t FAX (858) 433-2979
t E-MAIL changgpark@gmail.com t

October 24, 2012

To Whom It May Concern:

We consent to the incorporation by reference in the registration statements on Form 10-Q Amendment No.1 of Insulcrete, Inc. of our report dated on October 24, 2012, with respect to the unaudited interim financial statements of Insulcrete, Inc., included in Form 10-Q Amendment No.1 for the period ended March 31, 2009.

Very truly yours,

/s/  PLS CPA
PLS CPA, A Professional Corp.

San Diego, CA. 92111

Registered with the Public Company Accounting Oversight Board